Exhibit 99.1

Galectin Therapeutics CEO Serves on Cancer Immunotherapy Panel

at BIO CEO & Investor Conference

Noteworthy Panel of Oncology Experts Focuses on Immunotherapy as an

Important Cancer Treatment Modality

Norcross, Ga. (February 13, 2014) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced that Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer of Galectin Therapeutics, served on a panel titled “Keeping an I on Oncology: The ASCO Immunotherapy Preview” at the 16th Annual BIO CEO & Investor Conference. The panel was held February 11, 2014, in New York City.

Immunotherapy, a treatment that uses the body’s own immune system to help fight infection and disease, received significant attention over the past year and was named Science magazine’s 2013 Breakthrough of the Year. Given the heightened attention, cancer immunotherapy, also known as immuno-oncology, will be a featured topic at the preeminent clinical oncology conference, the American Society of Clinical Oncology (ASCO) Annual Meeting, to be held May 30-June 3, 2014, at McCormick Place in Chicago, Ill.

Dr. Traber was joined on the panel by several leaders in immunotherapy including Annalisa Jenkins, MBBS, MRCP, Executive VP & Head of Global Research and Development, Merck KGaA; Samuel D. Waksal, PhD, Chairman & CEO, Kadmon Corporation; and Jeffrey S. Weber, MD, PhD, Senior Member, H Lee Moffitt Cancer Center. The panel was moderated by Michael G. King, Jr., Senior Analyst, Biotechnology, JMP Securities.

The panel reviewed the general field of immunotherapy, the recent successes and potential future directions. The launch of Yervoy® (ipilimumab) for the treatment of advanced melanoma and the clinical trial successes of anti-PD1 and anti-PD1-L has generated great interest for the potential of durable clinical responses. However, there is room for improvement as only 10 to 20 percent of patients respond to Yervoy therapy. The panel discussed the many potential targets that are under investigation including positive and negative T-cell agents, tumor vaccines, cellular therapies, adoptive immune therapies and therapies targeting the tumor microenvironment. It was broadly acknowledged that combination therapies will be the ultimate solution for increasing the percentage of responders in various tumor types.

Regarding targeting the tumor microenvironment, Dr. Traber noted the importance of galectin-3, which is secreted by the majority of cancers and its effects on the induction of immune responses to the tumor as well as the suppressive effect of galectin-3 on the activity of CD8+ T-cells that inhibits tumor killing activity. Dr. Traber reviewed preclinical data, generated by Dr. William Redmond of the Earle A. Chiles Research Institute of Providence Portland Medical Center, that demonstrated that GR-MD-02, a galectin-3 inhibitor, increases antigen specific CD8+ T-cells responses and augments the number of memory T-cells. Additionally, this preclinical study showed the combination of GR-MD-02 with Yervoy in animal tumor models increases CD8+ and CD4+ T-cell proliferation, reduces tumor size, and increases survival using multiple tumor types including breast, prostate, sarcoma, and melanoma (read more at: http://bit.ly/1jy0wkn).

As a result of these preclinical studies using a galectin-3 inhibitor, Providence Portland Medical Center’s Earle A. Chiles Research Institute (EACRI) will conduct a Phase 1B study under principal investigator Brendan D. Curti, M.D. The study will evaluate dose escalation of GR-MD-02 in conjunction with the standard therapeutic dose of Yervoy in patients with advanced melanoma for whom Yervoy would be considered standard of care. Researchers will assess the effects of GR-MD-02 with Yervoy on survival, irRECIST criteria imaging, and immune response by inducing proliferation, activation and memory function of CD8+ T cells.

Yervoy® is a registered trademark of Bristol-Myers Squibb Company.

About Galectin Therapeutics

Galectin Therapeutics (Nasdaq:GALT) is developing carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding potential developments in immunotherapy and certain treatment and therapy options and related clinical studies. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that plans, expectations and goals regarding any potential developments in immunotherapy and any related treatments and studies may not materialize, and any preclinical data and potential therapeutic uses and benefits of our drugs and any future pre-clinical or clinical studies are subject to factors beyond our control. Future clinical studies may not begin or produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of our drugs are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. Regardless of the results of current or future studies, we may be unsuccessful in developing partnerships with other companies or obtaining capital that would allow us to further develop and/or fund any studies or trials. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC.

You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

CONTACT: Galectin Therapeutics Inc.

Peter G. Traber, MD, 678-620-3186

President, CEO, & CMO

ir@galectintherapeutics.com